Exhibit 5.2

[Letterhead of Galicia y Robles, S.C.]

June 19, 2009

Teléfonos de México, S.A.B. de C.V.

Parque Vía 198,

Colonia Cuauhtémoc, 06599

México, D.F., México.

Ladies and Gentlemen:

We have acted as special Mexican counsel for Teléfonos de México, S.A.B. de C.V. (“Telmex” or the “Company”), a corporation (sociedad anónima bursátil de capital variable) organized under the laws of the United Mexican States (“Mexico”), in connection with the registration of the offering by the Company of an indeterminate amount of debt securities for offer and sale from time to time at indeterminate offering prices (the “Debt Securities”). Unless otherwise provided in any prospectus supplement forming a part of the Registration Statement relating to a particular series of securities, the Debt Securities will be issued under an indenture dated June 19, 2009 (the “Indenture”), between Telmex and The Bank of New York Mellon, as trustee (the “Trustee”).

We are rendering this opinion in connection with the Registration Statement on Form F-3 filed by the Company with the U.S. Securities and Exchange Commission (the “Registration Statement”) to effect the registration of the Debt Securities pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

For purposes of rendering this opinion, we have examined (i) the estatutos sociales (by-laws) of Telmex, and (ii) the corresponding corporate actions, and such other documents, records and matters of law as we have deemed necessary, and have assumed the genuiness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the further assumptions and qualifications set forth below, we are of the opinion that:

When the Debt Securities, in the form of the notes included in the Indenture filed as an exhibit to the Registration Statement, have been duly authorized by the Company, and duly executed and authenticated in accordance with the Indenture and duly delivered and paid for by the purchaser thereof pursuant to a sale in the manner described in the Registration Statement, the Debt Securities will constitute valid and binding obligations of the Company.

GALICIA Y ROBLES, S.C.

Teléfonos de México, S.A.B. de C.V.

June 19, 2009, Page 2

This opinion is subject to the following qualifications:

a)	Enforcement may be limited or affected by concurso mercantil, bankruptcy, insolvency, liquidation, reorganization, moratorium and other similar laws of general application relating to or affecting the rights of creditors generally; among other things, interest on principal will not accrue after declaration of bankruptcy, and the obligations of the Company in foreign currency shall be converted into Mexican currency at the rate of exchange published in the Diario Oficial de la Federación (Official Daily Gazette of the Federation) by Banco de México (the Central Bank of Mexico) in force on the date the declaration of concurso mercantil is made; such Mexican currency obligations shall then be converted into “Unidades de Inversión” or “UDIS” (inflation indexed units) at the rate of conversion published by Banco de México for such date, because the Debt Securities are unsecured (“quirografario”) and therefore no senior status is granted thereto under Mexican law; also pursuant to the laws of Mexico, labor claims, claims of tax authorities for unpaid taxes will have priority over claims of the holders of the Debt Securities;

b)	We note that the payment of interest on interest is prohibited by Mexican law;

c)	We note that Article 1093 of the Mexican Commerce Code (Código de Comercio), provides that for a choice of jurisdiction to be valid under Mexican law, such jurisdiction must relate to the domicile of one of the parties to the relevant agreement, to the place where the obligations under such agreement are to be fulfilled, or to the location of the relevant matter; and

d)	In the event that proceedings are brought in Mexico seeking performance of any of the obligations of the Company in Mexico, pursuant to Article 8 of the Mexican Monetary Law (Ley Monetaria de los Estados Unidos Mexicanos), the Company may discharge its obligations by paying any sums due in a currency other than Mexican currency, in Mexican currency at the rate of exchange fixed by Banco de México in Mexico for the date when payment is made.

In addition, we have assumed that the Company and the Trustee have satisfied those legal requirements that are applicable to each of them under the law other than federal law of Mexico to the extent necessary to make the Indenture and the Debt Securities, enforceable against each of them.

We express no opinion as to the laws of any jurisdiction other than Mexico and we have assumed that there is nothing in any other law that affects our opinion which is

GALICIA Y ROBLES, S.C.

Teléfonos de México, S.A.B. de C.V.

June 19, 2009, Page 3

delivered based upon Mexican law applicable on the date hereof. In particular, we have made no independent investigation of the laws of the United States of America or any state or other political subdivision thereof or therein as a basis for the opinions stated herein and do not express or imply any opinion on or based on such laws. To the extent that the federal laws of the United States of America and the State of New York are relevant to our opinion set forth above, we have, without making any independent investigation with respect thereto, assumed the accuracy of, and our opinion is subject to the qualifications, assumptions and exceptions set forth in, the opinion, dated today, of Cleary Gottlieb Steen & Hamilton LLP, special United Stated counsel to the Company.

This opinion is given solely for the purpose of the Company’s application for registration of the Debt Securities with the U.S. Securities and Exchange Commission. We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the references to us under the headings “Validity of the Debt Securities” and “Enforceability of Civil Liabilities” in the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Galicia y Robles, S.C.
Galicia y Robles, S.C.

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